Exhibit 99.1

November 14, 2012

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, CEO
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel Corp. Declares Special Dividend for 2012 and Quarterly Dividend Program for 2013

CLAYTON, Mo. (November 14, 2012) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced that it had declared a special cash dividend of U.S. $1.20 per share on its common stock, with a record date of December 3, 2012 and a payment date of December 17, 2012 to be made concurrently with its previously announced regular quarterly dividend of $0.10 per share for a total cash dividend of $1.30 on the December 3, 2012 record date and December 17, 2012 payment date.

Additionally, FutureFuel announced its 2013 quarterly dividend program, declaring normal quarterly dividends of U.S. $0.11 per share, with record dates of March 1, 2013, June 3, 2013, September 3, 2013 and December 2, 2013, and payment dates of March 15, 2013, June 17, 2013, September 17, 2013 and December 16, 2013, respectively.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

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